Exhibit 99.1

Oxford Industries, Inc. Press Release

222 Piedmont Avenue, N.E. • Atlanta, Georgia 30308

Contact:                                                Anne M. Shoemaker

Telephone:                                   (404) 653-1455

Fax:                                                                       (404) 653-1545

E-Mail:                                                       InvestorRelations@oxfordinc.com

FOR IMMEDIATE RELEASE
August 29, 2012

Oxford Industries Reports Second Quarter Results

— Results Driven by Continued Strength at Tommy Bahama and Lilly Pulitzer —

— Full Year Adjusted EPS Guidance Affirmed at $2.85-$2.95 —

ATLANTA, GA — Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2012 second quarter, which ended July 28, 2012. Consolidated net sales increased 14.5% to $206.9 million in the second quarter of fiscal 2012 compared to $180.6 million in the second quarter of fiscal 2011. On an adjusted basis, earnings from continuing operations per diluted share rose 14.0% to $0.65 compared to $0.57 in the second quarter of fiscal 2011.

On a U.S. GAAP basis, earnings from continuing operations per diluted share were $0.30 in the second quarter of fiscal 2012 compared to $0.21 in the same period of the prior year.  Adjusted earnings per share for both periods exclude charges related to repurchases of senior secured notes, a change in the fair value of contingent consideration and LIFO accounting adjustments. For reference, tables reconciling U.S. GAAP to adjusted measures are included at the end of this release.

J. Hicks Lanier, Chairman and Chief Executive Officer, commented, “We are pleased to continue to report excellent results, including strong performances in our Tommy Bahama and Lilly Pulitzer direct to consumer businesses.  We achieved these results while continuing to make major investments in platforms for the future growth of our Company.  The most significant of these include Tommy Bahama’s New York flagship and their international expansion.”

Mr. Lanier concluded, “To support our long-term growth plans, we have significantly improved our already strong balance sheet by completing the redemption of our senior secured notes and increasing our revolving credit facility to $235 million. As we begin the second half of fiscal 2012, the health of our key growth brands is outstanding and our people are well-prepared to complete a great year.”

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Operating Results

Tommy Bahama’s results for the second quarter continued to demonstrate the strength of the brand. Net sales for the second quarter of fiscal 2012 increased 16.8% to $127.5 million. Comparable store sales increases in full price stores were in the low double digits and substantial positive momentum continued in e-commerce. At the end of the second quarter, Tommy Bahama operated 105 retail stores compared to 90 on July 30, 2011.  In addition to opening four new stores in the United States and one in Singapore in the second quarter, Tommy Bahama acquired its Australian licensed business, which included five retail stores.

Tommy Bahama’s operating income for the second quarter of fiscal 2012 was $16.6 million compared to $17.0 million in the second quarter of fiscal 2011. SG&A increased as Tommy Bahama invested in growth initiatives for the brand.  In addition to costs associated with operating additional retail stores, the second quarter of fiscal 2012 included a negative impact to operating income of approximately $3.5 million related to certain infrastructure, pre-opening rent and other costs associated with Tommy Bahama’s international expansion and the upcoming New York store.  This consisted of $4.0 million of expenses partially offset by $0.5 million of gross margin from sales in the international stores.

Lilly Pulitzer’s net sales increased by 24.5% to $30.9 million for the second quarter.  All channels of distribution reported increases, with high single digit comparable store sales increases and significant increases in e-commerce and wholesale sales. As a result of the increased sales and gross margins, Lilly Pulitzer reported a 28.9% increase in adjusted operating income to $8.0 million for the second quarter of fiscal 2012. On a U.S. GAAP basis, operating income for the quarter increased 32.0% to $7.4 million.

Ben Sherman reported net sales of $20.1 million for the second quarter compared to $20.9 million in the second quarter of fiscal 2011 and an operating loss of $1.5 million compared to an operating loss of $1.8 million in the same period last year. The improvement in operating results was primarily due to higher gross margins partially offset by the lower sales and decreased royalty income.

Net sales for Lanier Clothes increased 8.1% to $24.8 million in the second quarter of fiscal 2012. Operating income in the second quarter was $2.4 million, slightly ahead of last year’s operating income of $2.3 million.

Corporate and Other reported an operating loss of $4.6 million for the second quarter of fiscal 2012 compared to an operating loss of $5.4 million in the second quarter of fiscal 2011.  The improved results reflect the favorable impact of LIFO accounting.

Consolidated gross margins for the second quarter of fiscal 2012 increased slightly to 57.2% compared to 57.0% in the second quarter of fiscal 2011, reflecting the favorable impact of LIFO accounting.

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SG&A for the second quarter of fiscal 2012 was $100.7 million, or 48.7% of net sales, compared to $88.6 million, or 49.1% of net sales, in the second quarter of fiscal 2011.  The Company achieved this modest leveraging of SG&A while making investments of approximately $4.0 million for the Tommy Bahama international expansion and New York store. The increase in SG&A was primarily due to the above-mentioned investments, the costs of operating additional retail stores and other SG&A expenses to support the growing Tommy Bahama and Lilly Pulitzer businesses.

Royalties and other operating income for the second quarter of fiscal 2012 were $3.3 million compared to $4.0 million in the second quarter of fiscal 2011. The decrease in royalties and other operating income was primarily due to lower royalty income in Ben Sherman.

Interest expense for the second quarter of fiscal 2012 was $3.3 million compared to $4.3 million in the second quarter of fiscal 2011. The decrease in interest expense was primarily due to the repurchase of $45.0 million in aggregate principal amount of the Company’s 11.375% Senior Secured Notes during fiscal 2011.  In July 2012, the Company redeemed the remaining outstanding $105 million in aggregate principal amount of notes, which will result in further decreases in interest expense going forward.  The Company anticipates that interest expense for each of the third and fourth quarters of fiscal 2012 will be approximately $1.1 million.

For the first half of fiscal 2012, consolidated net sales grew 12.6% to $437.9 million compared to $389.0 million in the first half of fiscal 2011. Adjusted earnings per diluted share from continuing operations increased to $1.77 compared to $1.64 in the first half of fiscal 2011. On a U.S. GAAP basis, earnings per diluted share from continuing operations were $1.39 compared to $1.25 in the first half of fiscal 2011.

Balance Sheet and Liquidity

Total inventories at the close of the second quarter of fiscal 2012 were $88.4 million, compared to $77.7 million at the close of the second quarter of fiscal 2011. The increase was primarily due to anticipated sales growth and the operation of additional retail stores by Tommy Bahama and Lilly Pulitzer.

In June 2012, the Company amended and restated its U.S. revolving credit agreement.  The facility increased from $175 million to $235 million, subject to a borrowing base, with additional borrowing capacity provided by the inclusion of certain trademarks as collateral.

In July 2012, the Company redeemed all of its outstanding $105 million in aggregate principal amount of its 11.375% Senior Secured Notes, which were scheduled to mature in July 2015.  The redemption of the notes resulted in a $9.1 million charge comprised of a $6.0 million premium payment and the write off of approximately $3.1 million of unamortized deferred financing costs and unamortized bond discount.  The redemption of the notes was funded through borrowings under the Company’s U.S. revolving credit

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agreement and cash on hand. As of July 28, 2012, the Company had $95.2 million of borrowings outstanding and $95.1 million of unused availability under its U.S. revolving credit agreement.

The Company’s capital expenditures for fiscal 2012, including $27.3 million incurred during the first half of fiscal 2012, are expected to be approximately $60 million. These expenditures consist primarily of costs associated with opening new retail stores, information technology investments, retail store remodeling and distribution center enhancements.

Fiscal 2012 Outlook

For fiscal 2012, the Company affirmed its previously issued guidance of adjusted earnings from continuing operations per diluted share in a range of $2.85 to $2.95 and net sales of $850 to $865 million. The earnings guidance for the year includes a negative impact to operating income of approximately $14 million associated with the Tommy Bahama international rollout and the New York store compared to the Company’s earlier estimate of $12 million.  The increase is primarily due to pre-opening expenses associated with a high profile store in Hong Kong, the addition of a Senior Managing Director of International and costs associated with the acquisition of Tommy Bahama’s Australian licensed business. In the first half of fiscal 2012, $5.9 million of the estimated $14 million was incurred. On a U.S. GAAP basis, earnings per diluted share are expected to be between $2.42 and $2.52.

For the third quarter, ending on October 27, 2012, the Company anticipates net sales in a range from $175 to $185 million and adjusted earnings from continuing operations per diluted share of $0.18 to $0.23. On a U.S. GAAP basis, earnings per diluted share are expected to be between $0.16 and $0.21. Because of the impact of seasonality on the Company’s business, sales and earnings in the third quarter are typically lower than other quarters.

Dividend

The Company also announced that its Board of Directors has approved a cash dividend of $0.15 per share payable on October 26, 2012 to shareholders of record as of the close of business on October 12, 2012. The Company has paid dividends every quarter since it became publicly owned in 1960.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. Please visit the website at least 15 minutes before the call to register for the teleconference web cast and download any necessary software. A replay of the call will be available through September 12, 2012.  To access the telephone replay, participants should dial (858) 384-5517. The access code

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for the replay is 1114939. A replay of the web cast will also be available following the teleconference on the Company’s website at www.oxfordinc.com.

About Oxford

Oxford Industries, Inc. is a global apparel company which designs, sources, markets and distributes products bearing the trademarks of its owned and licensed brands. Oxford’s brands include Tommy Bahama®, Lilly Pulitzer®, Ben Sherman®, Oxford Golf®, Arnold Brant® and Billy London®. The Company also holds exclusive licenses to produce and sell certain product categories under the Kenneth Cole®, Geoffrey Beene®, Dockers® and Ike Behar® labels. The Company operates retail stores, restaurants and Internet websites. The Company also has license arrangements with select third parties to produce and sell certain product categories under its Tommy Bahama, Lilly Pulitzer and Ben Sherman brands. Oxford’s wholesale customers include department stores, specialty stores, national chains, specialty catalogs and Internet retailers. Oxford’s stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford’s website at www.oxfordinc.com.

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CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This press release may include statements that are forward-looking statements within the meaning of the federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Important assumptions relating to these forward-looking statements include, among others, assumptions regarding the impact of economic conditions on consumer demand and spending, particularly in light of general economic uncertainty that continues to prevail, demand for our products, timing of shipments requested by our wholesale customers, expected pricing levels, competitive conditions, the timing and cost of planned capital expenditures, costs of products and raw materials we purchase, costs of labor, acquisition and disposition activities, expected outcomes of pending or potential litigation and regulatory actions, access to capital and/or credit markets and disciplined execution by key management. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended January 28, 2012 under the heading “Risk Factors” and those described from time to time in our future reports filed with the SEC.

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OXFORD INDUSTRIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except par amounts)

	July 28, 2012	January 28, 2012	July 30, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$4,561	$13,373	$37,775
Receivables, net	61,833	59,706	53,902
Inventories, net	88,382	103,420	77,731
Prepaid expenses, net	19,991	19,041	16,337
Deferred tax assets	19,703	19,733	17,258
Assets related to discontinued operations, net	—	—	508
Total current assets	194,470	215,273	203,511
Property and equipment, net	109,500	93,206	86,889
Intangible assets, net	164,682	165,193	166,826
Goodwill	17,277	16,495	16,555
Other non-current assets, net	21,168	19,040	19,790
Total Assets	$507,097	$509,207	$493,571
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable and other accrued expenses	$76,186	$89,149	$76,877
Accrued compensation	19,612	23,334	19,740
Contingent consideration earned and payable	—	2,500	—
Short-term debt and current maturities of long-term debt	5,768	2,571	4,406
Liabilities related to discontinued operations	—	—	1,362
Total current liabilities	101,566	117,554	102,385
Long-term debt, less current maturities	95,249	103,405	108,088
Non-current contingent consideration	11,845	10,645	11,945
Other non-current liabilities	41,574	38,652	42,224
Non-current deferred income taxes	31,281	34,882	30,322
Commitments and contingencies
Shareholders’ Equity:
Common stock, $1.00 par value per common share	16,578	16,522	16,529
Additional paid-in capital	102,841	99,670	97,641
Retained earnings	129,628	111,551	107,160
Accumulated other comprehensive loss	(23,465)	(23,674)	(22,723)
Total shareholders’ equity	225,582	204,069	198,607
Total Liabilities and Shareholders’ Equity	$507,097	$509,207	$493,571

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OXFORD INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

(in thousands, except per share amounts)

	Second Quarter Fiscal 2012	Second Quarter Fiscal 2011	First Half Fiscal 2012	First Half Fiscal 2011
Net sales	$206,929	$180,646	$437,882	$388,954
Cost of goods sold	88,649	77,709	190,388	168,357
Gross profit	118,280	102,937	247,494	220,597
SG&A	100,702	88,648	201,510	179,786
Change in fair value of contingent consideration	600	600	1,200	1,200
Royalties and other operating income	3,340	4,022	8,322	8,813
Operating income	20,318	17,711	53,106	48,424
Interest expense, net	3,314	4,268	6,917	9,072
Loss on repurchase of senior secured notes	9,143	8,248	9,143	8,248
Earnings from continuing operations before income taxes	7,861	5,195	37,046	31,104
Income taxes	2,833	1,675	14,016	10,524
Earnings from continuing operations	5,028	3,520	23,030	20,580

Earnings (loss) from discontinued operations, net of taxes	—	(916)	—	124
Net earnings	$5,028	$2,604	$23,030	$20,704

Earnings from continuing operations per common share:
Basic	$0.30	$0.21	$1.39	$1.25
Diluted	$0.30	$0.21	$1.39	$1.25
Earnings (loss) from discontinued operations, net of taxes per common share:
Basic	$—	$(0.06)	$—	$0.01
Diluted	$—	$(0.06)	$—	$0.01
Net earnings per common share:
Basic	$0.30	$0.16	$1.39	$1.25
Diluted	$0.30	$0.16	$1.39	$1.25
Weighted average common shares outstanding:
Basic	16,554	16,514	16,543	16,514
Diluted	16,570	16,531	16,561	16,529
Dividends declared per common share	$0.15	$0.13	$0.30	$0.26

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OXFORD INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	First Half Fiscal 2012	First Half Fiscal 2011
Cash Flows From Operating Activities:
Earnings from continuing operations	$23,030	$20,580
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities:
Depreciation	11,210	9,860
Amortization of intangible assets	512	598
Change in fair value of contingent consideration	1,200	1,200
Amortization of deferred financing costs and bond discount	755	906
Loss on repurchase of senior secured notes	9,143	8,248
Stock compensation expense	1,664	1,476
Deferred income taxes	(3,575)	3,040
Changes in working capital, net of acquisitions and dispositions:
Receivables	(2,139)	(3,394)
Inventories	15,691	8,042
Prepaid expenses	(844)	(3,696)
Current liabilities	(16,761)	(12,215)
Other non-current assets	(2,815)	1,502
Other non-current liabilities	2,920	(2,487)
Net cash provided by operating activities	39,991	33,660
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(4,183)	(398)
Purchases of property and equipment	(27,264)	(12,726)
Net cash used in investing activities	(31,447)	(13,124)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(97,121)	(18,309)
Proceeds from revolving credit arrangements	195,590	22,670
Repurchase of senior secured notes	(111,000)	(46,600)
Deferred financing costs paid	(1,524)	—
Proceeds from issuance of common stock	1,565	1,413
Dividends on common stock	(4,956)	(4,285)
Net cash used in financing activities	(17,446)	(45,111)
Cash Flows from Discontinued Operations:
Net cash provided by discontinued operations	—	18,057
Net change in cash and cash equivalents	(8,902)	(6,518)
Effect of foreign currency translation on cash and cash equivalents	90	199
Cash and cash equivalents at the beginning of year	13,373	44,094
Cash and cash equivalents at the end of the period	$4,561	$37,775

Supplemental disclosure of cash flow information:
Cash paid for interest, net	$6,508	$8,534
Cash paid for income taxes, including income taxes paid for discontinued operations	$15,704	$38,103

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OXFORD INDUSTRIES, INC.

OPERATING GROUP INFORMATION

(UNAUDITED)

(in thousands)

	Second Quarter Fiscal 2012	Second Quarter Fiscal 2011	First Half Fiscal 2012	First Half Fiscal 2011
Net Sales
Tommy Bahama	$127,463	$109,143	$268,597	$232,046
Lilly Pulitzer	30,903	24,823	66,536	54,696
Ben Sherman	20,101	20,893	37,453	40,314
Lanier Clothes	24,808	22,942	57,815	55,915
Corporate and Other	3,654	2,845	7,481	5,983
Total	$206,929	$180,646	$437,882	$388,954
Operating Income
Tommy Bahama	$16,581	$16,987	$42,145	$40,757
Lilly Pulitzer	7,409	5,612	18,421	12,627
Ben Sherman	(1,463)	(1,756)	(4,203)	(2,582)
Lanier Clothes	2,397	2,263	6,443	6,988
Corporate and Other	(4,606)	(5,395)	(9,700)	(9,366)
Total Operating Income	$20,318	$17,711	$53,106	$48,424

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RECONCILIATION OF CERTAIN OPERATING RESULTS INFORMATION PRESENTED IN ACCORDANCE WITH U.S. GAAP TO CERTAIN OPERATING RESULTS INFORMATION, AS ADJUSTED (UNAUDITED)

Set forth below is our reconciliation, in thousands except per share amounts, of certain operating results information, presented in accordance with generally accepted accounting principles, or U.S. GAAP, to the operating results information, as adjusted, for certain historical periods. We believe that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, we believe that presenting our operating results, as adjusted, provides useful information to investors because this allows investors to make decisions based on our ongoing operations. We use the operating results, as adjusted, to discuss our business with investment institutions, our board of directors and others. Further, we believe that presenting our results, as adjusted, provides useful information to investors because this allows investors to compare our results for the periods presented to other periods.

	Second Quarter Fiscal 2012	Second Quarter Fiscal 2011	First Half Fiscal 2012	First Half Fiscal 2011
As reported
Net sales	$206,929	$180,646	$437,882	$388,954
Gross profit	$118,280	$102,937	$247,494	$220,597
Gross margin (gross profit as percentage of net sales)	57.2%	57.0%	56.5%	56.7%
Operating income	$20,318	$17,711	$53,106	$48,424
Operating margin (operating income as percentage of net sales)	9.8%	9.8%	12.1%	12.4%
Earnings from continuing operations before income taxes	$7,861	$5,195	$37,046	$31,104
Earnings from continuing operations	$5,028	$3,520	$23,030	$20,580
Diluted earnings from continuing operations per common share	$0.30	$0.21	$1.39	$1.25
Weighted average common shares outstanding – diluted	16,570	16,531	16,561	16,529
Increase (decrease) in earnings from continuing operations
LIFO accounting adjustment (1)	$(258)	$388	$(35)	$(214)
Purchase accounting adjustments (2)	$—	$—	$—	$996
Change in fair value of contingent consideration (3)	$600	$600	$1,200	$1,200
Loss on repurchase of senior secured notes (4)	$9,143	$8,248	$9,143	$8,248
Impact of income taxes on adjustments above (5)	$(3,699)	$(3,348)	$(4,012)	$(3,686)
Adjustment to earnings from continuing operations	$5,786	$5,888	$6,296	$6,544
As adjusted
Gross profit	$118,022	$103,325	$247,459	$221,379
Gross margin (gross profit as percentage of net sales)	57.0%	57.2%	56.5%	56.9%
Operating income	$20,660	$18,699	$54,271	$50,406
Operating margin (operating income as percentage of net sales)	10.0%	10.4%	12.4%	13.0%
Earnings from continuing operations before income taxes	$17,346	$14,431	$47,354	$41,334
Earnings from continuing operations	$10,814	$9,408	$29,326	$27,124
Diluted earnings from continuing operations per common share	$0.65	$0.57	$1.77	$1.64

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(1)         LIFO accounting adjustment reflects the impact on cost of goods sold in our consolidated statements of earnings resulting from LIFO accounting adjustments in each period. LIFO accounting adjustments are included in Corporate and Other for operating group reporting purposes.

(2)         Purchase accounting adjustments reflect the impact of the write-up of inventory at acquisition related to the December 2010 acquisition of the Lilly Pulitzer brand and operations. These charges were included in cost of goods sold in the Lilly Pulitzer operating group results of operations. We do not anticipate any purchase accounting adjustments for inventory write-up costs in future periods.

(3)         Change in fair value of contingent consideration reflects the statement of earnings impact resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations. The periodic assessment of fair value is based on assumptions regarding the probability of the payment of all or part of the contingent consideration, cash flows of the Lilly Pulitzer operations and discount rates, among other factors. The change in fair value of contingent consideration is recorded quarterly with the passage of time as the payment date of the contingent consideration approaches and additional amounts may also be recognized as an increase or decrease in the expense as a result of the periodic assessment of fair value. A change in assumptions could result in a material change to the fair value of the contingent consideration. The change in fair value of contingent consideration is reflected in the Lilly Pulitzer operating group results of operations.

(4)        Loss on repurchase of senior secured notes reflects the impact on earnings from continuing operations resulting from the loss attributable to the repurchase or redemption of our senior secured notes.

(5)  Impact of income taxes reflects the estimated earnings from continuing operations tax impact of the above adjustments based on the estimated effective tax rate on current year earnings, before any discrete items.

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RECONCILIATION OF OPERATING INCOME (LOSS) IN ACCORDANCE WITH U.S. GAAP TO OPERATING INCOME (LOSS), AS ADJUSTED (UNAUDITED)

Set forth below is our reconciliation, in thousands, of operating income (loss) for each operating group and in total, calculated in accordance with U.S. GAAP, to operating income (loss), as adjusted, for certain historical periods. We believe that investors often look at ongoing operating group operating income (loss) as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, we believe that presenting our operating income (loss), as adjusted, provides useful information to investors because this allows investors to make decisions based on our ongoing operating group results. We use the operating income (loss), as adjusted, to discuss our operating groups with investment institutions, our board of directors and others. Further, we believe that presenting our operating results, as adjusted, provides useful information to investors because this allows investors to compare our operating group operating income (loss) for the periods presented to other periods.

	Second Quarter of Fiscal 2012
	Operating income (loss), as reported	LIFO accounting adjustment	Change in fair value of contingent consideration	Operating income (loss), as adjusted
Tommy Bahama	$16,581	$—	$—	$16,581
Lilly Pulitzer (1)	7,409	—	600	8,009
Ben Sherman	(1,463)	—	—	(1,463)
Lanier Clothes	2,397	—	—	2,397
Corporate and Other (2)	(4,606)	(258)	—	(4,864)
Total	$20,318	$(258)	$600	$20,660

	Second Quarter of Fiscal 2011
	Operating income (loss), as reported	LIFO accounting adjustment	Change in fair value of contingent consideration	Operating income (loss), as adjusted
Tommy Bahama	$16,987	$—	$—	$16,987
Lilly Pulitzer (1)	5,612	—	600	6,212
Ben Sherman	(1,756)	—	—	(1,756)
Lanier Clothes	2,263	—	—	2,263
Corporate and Other (2)	(5,395)	388	—	(5,007)
Total	$17,711	$388	$600	$18,699

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	First Half of Fiscal 2012
	Operating income (loss), as reported	LIFO accounting adjustment	Change in fair value of contingent consideration	Operating income (loss), as adjusted
Tommy Bahama	$42,145	$—	$—	$42,145
Lilly Pulitzer (1)	18,421	—	1,200	19,621
Ben Sherman	(4,203)	—	—	(4,203)
Lanier Clothes	6,443	—	—	6,443
Corporate and Other (2)	(9,700)	(35)	—	(9,735)
Total	$53,106	$(35)	$1,200	$54,271

	First Half of Fiscal 2011
	Operating income (loss), as reported	LIFO accounting adjustment	Purchase accounting charges	Change in fair value of contingent consideration	Operating income (loss), as adjusted
Tommy Bahama	$40,757	$—	$—	$—	$40,757
Lilly Pulitzer (1)(3)	12,627	—	996	1,200	14,823
Ben Sherman	(2,582)	—	—	—	(2,582)
Lanier Clothes	6,988	—	—	—	6,988
Corporate and Other (2)	(9,366)	(214)	—	—	(9,580)
Total	$48,424	$(214)	$996	$1,200	$50,406

(1)         Change in fair value of contingent consideration reflects the statement of earnings impact resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations. The periodic assessment of fair value is based on assumptions regarding the probability of the payment of all or part of the contingent consideration, cash flows of the Lilly Pulitzer operations and discount rates, among other factors. The change in fair value of contingent consideration is recorded quarterly with the passage of time as the payment date of the contingent consideration approaches and additional amounts may also be recognized as an increase or decrease in the expense as a result of the periodic assessment of fair value. A change in assumptions could result in a material change to the fair value of the contingent consideration.

(2)         LIFO accounting adjustment reflects the impact on cost of goods sold in our consolidated statements of earnings resulting from LIFO accounting adjustments in each period.

(3)         Purchase accounting adjustments reflect the impact of the write-up of inventory at acquisition related to the December 2010 acquisition of the Lilly Pulitzer brand and operations. These charges were included in cost of goods sold in the Lilly Pulitzer operating group results of operations. We do not anticipate any purchase accounting adjustments for inventory write-up costs in future periods.

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RECONCILIATION OF EARNINGS FROM CONTINUING OPERATIONS PER DILUTED SHARE PRESENTED IN ACCORDANCE WITH U.S. GAAP TO EARNINGS FROM CONTINUING OPERATIONS PER DILUTED SHARE, AS ADJUSTED (UNAUDITED)

Set forth below is our reconciliation of reported or reportable earnings from continuing operations per diluted share for certain historical and future periods, each presented in accordance with U.S. GAAP, to the earnings per diluted share, as adjusted, for each respective period. We believe that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, we believe that presenting our earnings per diluted share, as adjusted, provides useful information to investors because this allows investors to make decisions based on our ongoing operations. We use the earnings per diluted share, as adjusted, to discuss our business with investment institutions, our board of directors and others. Further, we believe that presenting earnings per diluted share, as adjusted, provides useful information to investors because this allows investors to compare our results for the periods presented to other periods. Note that columns may not add due to rounding.

	Second Quarter Fiscal 2012	Second Quarter Fiscal 2012	Second Quarter Fiscal 2011	First Half Fiscal 2012	First Half Fiscal 2011
	Actual	Guidance (1)	Actual	Actual	Actual
Earnings from continuing operations per diluted share:
U.S. GAAP basis	$0.30	$0.23 - $0.28	$0.21	$1.39	$1.25
LIFO accounting adjustment (2)	$(0.01)	—	$0.02	—	$(0.01)
Purchase accounting adjustments (3)	—	—	—	—	$0.04
Change in fair value of contingent consideration (4)	$0.02	$0.02	$0.02	$0.04	$0.05
Loss on repurchase of senior secured notes (5)	$0.34	$0.35	$0.32	$0.34	$0.32
As adjusted	$0.65	$0.60 - $0.65	$0.57	$1.77	$1.64

	Third Quarter Fiscal 2012	Third Quarter Fiscal 2011	Full Year Fiscal 2012	Full Year Fiscal 2011
	Guidance (6)	Actual	Guidance (6)	Actual
Earnings from continuing operations per diluted share:
U.S. GAAP basis	$0.16 - $0.21	$0.10	$2.42 - $2.52	$1.77
LIFO accounting adjustment (2)	—	$0.01	—	$0.23
Purchase accounting adjustments (3)	—	—	—	$0.04
Change in fair value of contingent consideration (4)	$0.02	$0.02	$0.09	$0.09
Life insurance death benefit gain (7)	—	—	—	$(0.07)
Loss on repurchase of senior notes (5)	—	$0.03	$0.34	$0.35
As adjusted	$0.18 - $0.23	$0.16	$2.85 - $2.95	$2.41

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(1)         Guidance as issued on June 5, 2012.

(2)         LIFO accounting adjustment reflects the impact, net of income taxes, on earnings from continuing operations per diluted share resulting from LIFO accounting adjustments in each period. No estimate for future LIFO accounting adjustments are reflected in the guidance for any period presented.

(3)         Purchase accounting adjustments reflect the impact, net of income taxes, on earnings from continuing operations per diluted share resulting from the inventory write-up costs, which are included in cost of goods sold in Lilly Pulitzer. The inventory write-up costs reflect the purchase accounting adjustments resulting from the write-up of inventory at acquisition related to the December 2010 acquisition of the Lilly Pulitzer brand and operations. We do not anticipate any purchase accounting adjustments for inventory write-up costs in future periods.

(4)         Change in fair value of contingent consideration reflects the impact, net of income taxes, on earnings from continuing operations per diluted share resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations. The periodic assessment of fair value is based on assumptions regarding the probability of the payment of all or part of the contingent consideration, cash flows of the Lilly Pulitzer operations and discount rates, among other factors. The change in fair value of contingent consideration is recorded quarterly with the passage of time as the payment date of the contingent consideration approaches and additional amounts may also be recognized as an increase or decrease in the expense as a result of the periodic assessment of fair value. A change in assumptions could result in a material change to the fair value of the contingent consideration.

(5)   Loss on repurchase of senior notes reflects the impact, net of income taxes, on earnings from continuing operations per diluted share resulting from the loss attributable to the repurchase or redemption of our 11.375% senior secured notes.

(6)   Guidance as issued on August 29, 2012.

(7)   Life insurance death benefit gain reflects the impact on earnings from continuing operations per diluted share from the proceeds received related to a corporate owned life insurance policy less the cash surrender value of the policy. The death benefit is non-taxable income.

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